FIRST AMENDMENT TO CHANGE IN CONTROL AGREEMENT

This First Amendment to the Change in Control Agreement (the “First Amendment”)  is made and is effective as of August 26, 2009 , by and between Heritage Oaks Bank, a California state chartered bank (the “Company”) and ___ (“Executive”).

RECITALS

This First Amendment is made with regard to the following facts:

A.	Executive is a party to that certain Change in Control Agreement dated as of July 23, 2007 and entered into by and between the Company and the Executive (the “Agreement”).

TERMS

In consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Section 14 of the Agreement is hereby removed in its entirety and amended to read as follows:

14.           REDUCTION OF PAYMENT; COMPLIANCE WITH LAWS; IRC SECTION 409A COMPLIANCE.

(i)     Notwithstanding anything in the foregoing to the contrary, if the severance payment or any of the other payments provided for in this Agreement, together with any other payments which Executive has the right to receive from the Company would constitute a "parachute payment" (as defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended, or such similar set of laws (the “Code”)), the payments pursuant to this Agreement shall be reduced (reducing first the payments under Section 3 to the largest amount as will result in no portion of such payments being subject to the excise tax imposed by Section 4999 of the Code, provided, however, that the determination as to whether any reduction in the payments under this Agreement pursuant to this proviso is necessary shall be made in good faith by the Company’s then current tax services provider / advisor, and such determination shall be conclusive and binding on the Company and Executive with respect to the treatment of the payment for tax reporting purposes.

(ii)    This Agreement, and any payments or benefits hereunder, are made expressly subject to and conditioned upon compliance with all federal and state law, regulations and policies relating to the subject matter of this Agreement, including but not limited to the provisions of law codified at 12 U.S.C. Section 1828(k), the regulations of the FDIC codified as 12 C.F.R. Part 359, and any successor or similar federal or state law or regulation applicable to the Company.  Employee acknowledges that he understands the sections of law and regulations cited above and that the Company’s obligations to make payments hereunder are expressly relieved if such payments violate any federal or state law or regulation applicable to the Company.

(iii)    If the Company is subject to the executive compensation limitations under TARP at the time the Executive receives payment(s) under this Agreement and any such payment(s), together with any other payments which Executive has the right to receive from the Company, exceed the limits allowed for Executive established under TARP, then the aggregate payments pursuant to this Agreement, and any other agreement with Executive, shall be reduced to the largest amount as will result in no portion of such payments violating the executive compensation limitations under TARP.

(iv)    Notwithstanding any provision existing in this Agreement or any amendment thereto, it is the intent of the Company and Executive that any payment or benefit provided pursuant to this Agreement shall be made and paid in a manner, at a time and in a form which complies with the applicable requirements of IRC Section 409A, in order to avoid any unfavorable tax consequences resulting from any such failure to comply. Furthermore, for the purposes of this Agreement, IRC Section 409A shall be read to include any related or relevant IRS Notices (including but not limited to Notice 2007-86).  In the event of any ambiguity in terms, or in the event further clarification of any term or provision is necessary, all interpretations and payouts of benefits based thereon shall be in accordance with IRC 409A and any related notices or guidance thereon.

2.	Capitalized terms used herein and not otherwise defined shall have the same meaning as set forth in the Agreement.

3.
This First Amendment may be entered into in one or more counterparts, all of which shall be considered one and the same instrument, and it shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

4.	Except as herein amended, the Agreement shall remain in full force and effect.

5.	This First Amendment shall be governed by and construed in accordance with the laws of the State of California.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ATTEST:	HERITAGE OAKS BANK

By:
Its:
Print name:

THE EXECUTIVE

Witness	Executive